Exhibit 10.23

SEVENTH AMENDMENT TO

EMPLOYMENT AGREEMENT

This SEVENTH AMENDMENT TO EMPLOYMENT AGREEMENT (this “SEVENTH AMENDMENT”) is executed December 29, 2008, but effective as of January 1, 2005, by and between GeoPetro Resources Company, a California Corporation (“Company”) and Stuart J.  Doshi (“Executive”).

RECITALS

A.            Company and Executive are parties to the Employment Agreement, dated June 28, 1997 (the “Original Agreement”), as amended by the Amendment to Employment Agreement, dated January 11, 2001, the Second Amendment to Employment Agreement, dated July 1, 2003, the Third Amendment to Employment Agreement, dated April 20, 2004, the Restated Fourth Amendment to Employment Agreement, dated May 9, 2005 (the “Fourth Amendment”), the Fifth Amendment to Employment Agreement, dated July 28, 2005 (the “Fifth Amendment”), and the Sixth Amendment to Employment Agreement, dated January 30, 2006.  The Original Agreement, as amended through and including the Sixth Amendment, is referred to herein as the “Agreement.”

B.            The parties hereto now wish to amend the Agreement as set forth below.

NOW THEREFORE, Company and Executive hereby agree as follows:

1.  Amendment of Agreement.

(a)                                  Section 6 of the Agreement is deleted.

(b)                                 The following sentence is added to the end of Section 10:

                                                Any such bonus shall be paid within two and a half months of the end of the calendar year in which such bonus is awarded.

(c)                                  The following sentence is added to the end of the first paragraph of Section 13(e):

No payment shall be made under this Section 13(e) unless such Involuntary Termination results in Executive’s “Separation from Service” with the Company within the meaning of Section 1.409A-1(h) of the Treasury Regulations, which provides that, whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that Executive and the Company reasonably anticipated that no further services would be performed by Executive after such resignation or termination or that the level of bona fide services Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to twenty percent (20%) or less of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.

(d)                                 The following paragraph is added to the end of Section 13 of the Agreement:

All payments under this Section 13 shall be made within thirty (30) days of such termination.

(e)                                  Section 20 is added to the Agreement to read in its entirety as follows:

Section 409A of the Code.  This Agreement is intended to comply with Section 409A of the Code and shall be interpreted in accordance with such Section and Department of Treasury regulations and other interpretive guidance issued thereunder including, without limitation, any such regulations or other guidance issued after the effective date of this Agreement.  If Company determines that this Agreement may or does not comply with Section 409A of the Code, Company may adopt such amendments to this Agreement (without Executive’s consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that Company determines are necessary or appropriate to (i) exempt this Agreement from the application of Section 409A of the Code, (ii) preserve the intended tax treatment of the benefits provided hereunder, or (iii) comply with the requirements of Section 409A of the Code; provided further, notwithstanding anything contained herein to the contrary, any provision hereof which is inconsistent with the applicable requirements of Section 409A of the Code or any provision not set forth which should be included herein in order to comply with the applicable requirements of Section 409A of the Code shall be deemed revised or included herein, as the case may be, in a manner consistent therewith automatically, without any action of Company or Executive.  Any reimbursements from the Company to Executive shall be subject to the following rules: (i) The amount eligible for reimbursement in one calendar year shall not affect the amount eligible for reimbursement in any other calendar year; provided, however, that, in the case of an arrangement for the reimbursement of medical expenses referred to in Section 105(b) of the Code, such arrangement may provide for a limit on the amount of expenses that may be reimbursed over some or all of the period in which such reimbursement arrangement remains in effect; (ii) Such reimbursement shall be made on or before the last day of the calendar year subsequent to the calendar year in which the corresponding expense was incurred; and (iii) In no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.

2.             Integration.  To the extent of any inconsistencies between the terms and conditions of the Agreement as amended prior to the date hereof and those of this Seventh Amendment, this Seventh Amendment shall govern.  Except to the extent that the provisions of the Agreement prior to the date hereof are so superseded, they shall remain in full force and effect.

3.             Counterparts.  This Seventh Amendment may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, Company and Executive have executed this Second Amendment as of the date first above written.

GEOPETRO RESOURCES COMPANY

/s/ J. Chris Steinhauser	/s/ Stuart J. Doshi
By: J. Chris Steinhauser	Stuart Doshi
Title: Chief Financial Officer